Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Camden National Corporation

We consent to the use in this Registration Statement of Camden National Corporation on Form S-4 under the Securities Act of 1933 of our report dated March 10, 2015 with respect to the consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report is incorporated by reference in such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in the Registration Statement.

/s/ Berry Dunn McNeil & Parker, LLC

Portland, Maine

June 4, 2015